Exhibit 99.1

NEWS

2401 21st Avenue South, Suite 200, Nashville, TN 37212 (615) 297-4255 Fax: (615) 297-6240

FOR IMMEDIATE RELEASE

Investor Contact:	Jeff Heavrin
Senior Vice President and Chief Financial Officer
Central Parking Corporation
(615) 297-4255
jheavrin@parking.com

CENTRAL PARKING CORPORATION COMPLETES SALE
OF LEASE FOR $39 MILLION

NASHVILLE, Tenn. (July 14, 2005) – Central Parking Corporation (NYSE: CPC) today announced that it has completed the sale of its leasehold interest in a parking garage at 839 6th Avenue in New York City for $39 million. The sale will result in a property-related gain included in continuing operations in the Company’s fourth fiscal quarter of approximately $38 million on a pre-tax basis. The sale will result in an after-tax gain of approximately $23 million.

     The Company sold its rights under the lease, which had a term ending in 2016, to a developer. The lease produced pre-tax profits in fiscal 2004 of approximately $1.7 million. At the closing of the transaction, the Company entered into an agreement to operate the parking garage for the next 18 months on terms expected to produce pre-tax profits of approximately $1.1 million per year.

     “We are very pleased with this transaction, which we believe demonstrates the substantial intrinsic value in many of the Company’s longer-term leases,” said Monroe J. Carell, Jr., Chairman and Chief Executive Officer. “The sale of this lease is entirely consistent with the Company’s strategy of pursuing opportunistic property sales in situations where the Company can achieve a purchase price that represents a substantial multiple to earnings.”

     Central Parking Corporation, headquartered in Nashville, Tennessee, is a leading provider of parking and transportation-related services. As of March 31, 2005, the Company operated more than 3,400 parking facilities containing over 1.5 million spaces at locations in 37 states, the District of Columbia, Canada, Puerto Rico, the United Kingdom, the Republic of Ireland, Chile, Colombia, Germany, Mexico, Peru, Poland, Spain, Switzerland, Venezuela and Greece.

     This press release contains historical and forward-looking information. The words “expects,” “believes,” “see,” “estimates,” “anticipates,” “goal,” “assumptions,” “intend,” “plan,” “continue to expect,” “remain optimistic,” “should,” “project,” “objective,” “outlook,” “guidance,” “forecast,” “will likely result,” or “will continue” and similar expressions identify forward-looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company’s ability to achieve the goals described in this release and other communications, including but not limited to, the Company’s ability to maintain reduced operating costs, reduce indebtedness and sell real estate at projected values as well as continued improvement in same store sales, which is dependent on improvements in general economic conditions and office occupancy rates; the loss or renewal on less favorable terms, of management contracts and leases; the timing of pre-opening, start-up and break-in costs of parking facilities; the Company’s ability to cover the fixed costs of its leased and owned facilities and its overall ability to maintain adequate liquidity through its cash resources and credit facilities; the Company’s ability to comply with the terms of the Company’s credit facilities (or obtain waivers for non-compliance); interest rate fluctuations; acts of war or terrorism; changes in demand due to weather patterns and special events including sports events and strikes; higher premium and claims costs relating to the Company’s insurance programs, including medical, liability and workers’ compensation; the Company’s ability to renew and obtain performance and surety bonds on favorable terms; the impact of claims and litigation; and increased regulation or taxation of parking operations and real estate.

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